Exhibit 99.1
NDC Plaza
Atlanta, GA 30329-2010	NEWS RELEASE
404-728-2000

NDCHealth Sells Ownership Interest in Pharmacy Benefit Administrator, HealthTrans

ATLANTA, March 29, 2005 - NDCHealth Corporation (NYSE: NDC), a leading provider of healthcare technology and information solutions, today announced the sale of its 49.5% membership interest in HealthTran LLC (HealthTrans), a pharmacy benefit administrator, to the holder of the balance of the equity, which includes certain management executives of HealthTrans.

Under the terms of the agreement, NDCHealth received cash proceeds of approximately $8.8 million, which will be used to pay down senior debt.

HealthTrans comprised NDCHealth’s Pharmacy Benefit Services business segment. While this business segment contributed revenue of $18.7 million, or 15.9% of total NDCHealth revenue in the second fiscal quarter ended November 26, 2004, the operating profit contribution was $269,000, or less than 3% of NDCHealth’s total operating income for the period.

“This transaction is consistent with our efforts to increase our focus on our core businesses and reduce our outstanding debt,” said Walter Hoff, chairman and CEO, NDCHealth.

About NDCHealth

NDCHealth is a leading information solutions company serving all sectors of healthcare. Its network solutions have long been among the nation’s leading, automating the exchange of information among pharmacies, payers, hospitals and physicians. Its systems and information management solutions help improve operational efficiencies and business decision making for providers, retail pharmacy and pharmaceutical manufacturers. Headquartered at Atlanta, Ga., NDCHealth provides information vital to the delivery of healthcare every day. For more information, visit http://www.ndchealth.com.

About HealthTrans

HealthTrans provides employers, third party administrators, managed care organizations and other payers with the tools and clinical expertise to more efficiently manage pharmacy benefit programs. HealthTrans’ solutions use Web-enabled applications that provide clients with the increased flexibility to manage pharmacy network administration, benefits administration, claims processing, financial reporting, as well as manufacturers’ rebate processing and reporting. HealthTrans offers its clients full-disclosure and a value-based formulary model that focuses on the lowest overall net drug spend to help them lower pharmacy costs. HealthTrans’ services complement existing medical claims and pharmacy systems, and other legacy systems. For more information about HealthTrans, visit http://www.healthtrans.com.

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Contact:

Robert Borchert

VP, Investor Relations

404-728-2906

robert.borchert@ndchealth.com